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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into as of the 1st day of May, 2006, by and between PER-SE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and STEPHEN M. SCHEPPMANN, a resident of the State of Georgia (the "Executive").

                     I. STATEMENT OF BACKGROUND INFORMATION

         The Company, directly and through its direct and indirect subsidiary corporations (hereinafter, "Subsidiaries"), provides comprehensive business management outsourcing services to hospital-affiliated physician groups in the specialties of radiology, anesthesiology, emergency medicine and pathology, as well as physician groups practicing in academic settings and other large physician groups. Services include clinical data collection, data input, medical coding, billing, contract management, cash collections, accounts receivable management and extensive reporting of metrics related to the physician practice, plus physician practice management solutions delivered via an ASP model (collectively, the "Physician Solutions Business").

         In addition, the Company and its Subsidiaries provide electronic clearinghouse services and point-of service systems for retail, mail order and managed care pharmacies. Services include real-time processing related to claims submission, eligibility verification, remittance advice, referral authorization, drug formulary and inventory management, as well as claim status and tracking, plus value-added transaction services and claims edits that perform financial and administrative reviews of pharmacy transactions (collectively, the "Pharmacy Solutions Business").

         The Company and its Subsidiaries also provide revenue cycle and resource management solutions to hospitals. Revenue cycle management solutions include electronic processing of medical transactions as well as complementary transactions, such as electronic remittance advices, real-time eligibility verification and high-speed print and mail services, plus solutions to identify and manage charges denied reimbursement by payers; resource management solutions include enterprise-wide staff and patient scheduling software (collectively, the "Hospital Solutions Business") (the Physician Solutions Business, the Pharmacy Solutions Business and the Hospital Solutions Business are collectively referred to herein as the "Business").

                           II. STATEMENT OF AGREEMENT

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2. Duties of Executive. Executive's title will be Executive Vice President and Chief Financial Officer of the Company. Executive agrees to perform and discharge such duties as may be



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         assigned to Executive from time to time by the Company to the reasonable satisfaction of the Company, such duties to be consistent with those duties regularly and customarily assigned by the Company to the position of Executive Vice President and Chief Financial Officer. Executive also agrees to comply with all of the Company's policies, standards and regulations as promulgated by the executive officers of the Company, and to follow the lawful instructions and directives of the Board of Directors of the Company and the Chairman, President and Chief Executive Officer of the Company. Executive will devote Executive's full professional and business-related time, skills and best efforts to such duties and will not, during the term of this Agreement, be engaged or plan to be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Chairman, President and Chief Executive Officer of the Company, which consent will not be unreasonably withheld. This Section will not be construed to prevent Executive from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which Executive's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Executive at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, so long as the Chairman, President and Chief Executive Officer of the Company approves such participation, preparation and publication or teaching prior to Executive's engaging therein.

3. Term. The term of this Agreement will be for a two (2) year period of time, commencing as of the date hereof and expiring on the 2nd anniversary hereof, subject to earlier termination as provided for in
         Section 4 of this Agreement. This Agreement shall be automatically renewed for successive one (1) year periods at the end of the initial term, unless either party gives written notice to the other of its intent not to renew this Agreement not less than ninety (90) days prior to the expiration of the then current term. In the event such notice not to renew is properly and timely given, this Agreement shall expire and thereby terminate at the end of the initial term or the one-year renewal period in which such notice is given.

4.       Termination.

         (a) Termination by Company for Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations hereunder immediately if any of the following events occur:

                  (i) Executive materially breaches any of the terms or conditions set forth in this Agreement and, as to any breach capable of cure, fails to cure such breach within ten (10) days after Executive's receipt from the Company of written notice of such breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Executive of Sections 6, 7 or 8 of this Agreement);


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                  (ii) Executive commits any other act materially detrimental to the business or reputation of the Company or its Subsidiaries;

                  (iii) Executive commits or is convicted of any crime involving fraud, deceit or moral turpitude; or

                  (iv) Executive dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform Executive's duties under this Agreement. Without limiting the generality of the foregoing, Executive's inability adequately to perform services under this Agreement for a period of sixty
                  (60) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such sixty (60)-day period shall be extended to a one hundred and twenty (120)-day period.

         (b) Termination by Company Without Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate Executive's employment pursuant to this Agreement without cause upon at least thirty (30) days' prior written notice to Executive. In the event Executive's employment with the Company is terminated by the Company without cause, Executive shall be entitled to severance consideration
         (i) by way of salary continuation at Executive's then-current monthly salary (this severance consideration does not include the right to receive any incentive bonus payments) for twenty four (24) months, and
         (ii) in addition, during the period of salary continuation, the Company shall pay to Executive monthly an amount equal to the difference between the monthly cost to Executive of medical, dental and vision and other coverage at the levels at which Executive is participating on the date of termination and the monthly cost to Executive of COBRA coverage, or if COBRA coverage is not available, then the full monthly cost of such medical, dental, vision and other coverage; provided, however, that such cost shall not exceed the normal monthly premium related to such coverage.. Any obligation of the Company to pay severance or any other similar benefits, whether arising herein or in any other Section of this Agreement, shall be contingent upon Executive entering into a full general release of Company, its Subsidiaries and their officers, employees, agents and other related parties, in a form reasonably satisfactory to the Company.

         (c) Termination by Executive With Good Reason. Except as set forth in Paragraph (d) below, in the event Executive elects to voluntarily terminate his employment following the occurrence of events constituting "Good Reason" for his voluntary termination of employment, Executive shall be entitled to the severance consideration specified in Paragraph 4(b), above. For purposes of this Agreement, "Good Reason" is defined as (i) a reduction of greater than 10% in Executive's annual base salary; (ii) a change (absent Executive's agreement) in Executive's regular work location to a work location more than 50 miles from Executive's existing work location in the United States (reasonable and necessary travel on the Company's business shall not constitute such a change); (iii) an ongoing



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         assignment to any duties inconsistent in any material adverse respect with Executive's then current position, duties or responsibilities (including a material diminution of Executive's duties or responsibilities or a change in the Company's reporting structure that requires Executive to report to a subordinate of the chief executive officer), other than an insubstantial or inadvertent act; (iv) the failure by the Company to continue any material benefit or compensation plan in which Executive is participating unless Executive is provided with comparable plans or benefits; or (v) the material breach by the Company of any of the terms and conditions set forth in this Agreement. Prior to effecting a termination for Good Reason, Executive must give Company written notice of the claimed existence of Good Reason within 60 days of Executive becoming aware of such circumstances. Thereafter, Company shall have 30 days, excluding the date of receipt of such notice, to eliminate any circumstances within the scope of the notice provided by Executive that in fact constitute Good Reason. In the event such circumstances are not eliminated within the time provided, Executive shall have 30 days subsequent to the running of the cure period in which to exercise a right to resign for Good Reason on the basis of the circumstances set forth in the subject notice.

         (d) Change in Control. In the event (A) there is a Change in Control (as defined herein) of the Company and Executive's employment is terminated by the Company without cause within one (1) year following any such Change in Control; (B) Executive's employment is terminated by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control; (C) Executive's employment is terminated by the Company in connection with or in anticipation of a Change in Control; (D) Executive voluntarily terminates his employment for Good Reason (as defined above in Paragraph (c) above) within one (1) year following any such Change in Control; or (E) Executive voluntarily terminates his employment for Good Reason within one (1) year following any action taken by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control or any action taken by the Company in connection with or in anticipation of a Change in Control, in each case which action constitutes Good Reason, then Executive will be entitled to receive the severance consideration specified in Paragraph 4(b), above, plus any bonus payment to which Executive would be entitled, which will be calculated by doubling the greater of the incentive bonus payment earned by Executive during the year in which the Change in Control occurs or the year immediately prior to the Change in Control (regardless of when such amounts are received or to be received). For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to occur upon any of the following:

                  (i) a consolidation or merger of the Company with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary of the Company, excluding any transaction in which the shares of the Company's common stock outstanding immediately prior to any such consolidation or merger represents immediately thereafter more than 50% of the combined voting power of the resulting entity after the transaction;


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                  (ii) any corporate reorganization, including an exchange
                  offer, in which the Company shall not be the continuing or surviving entity resulting from such reorganization, excluding any transaction in which the number of shares of the Company's common stock outstanding immediately prior to any such reorganization represents immediately thereafter more than 50% of the combined voting power of the resulting entity after the transaction; or

                  (iii) the sale of a substantial portion of the Company's assets, which shall be deemed to occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that (a) have a total fair market value equal to more than 50% of the total fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions, or (b) represents a majority of the common stock of any (1) subsidiary of the Company, the revenues of which, in the most recent fiscal year, represent more than 75% of the consolidated gross revenues of the Company and its subsidiaries. Notwithstanding the foregoing, a transfer of assets or common stock in a subsidiary by the Company will not be treated as a sale of a substantial portion of the Company's assets if the assets are transferred to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

5.  Compensation and Benefits.

         (a) Annual Salary. During the term of this Agreement and for all services rendered by Executive under this Agreement, the Company will pay Executive a base salary of Three Hundred Seventy Five Thousand Dollars ($375,000) per annum to be paid in accordance with the Company's regular payroll practices. Such base salary will be subject to adjustments by any increases given in the normal course of business.

         (b) Incentive Compensation. Executive shall be eligible to participate in the Company's 2006 Senior Management Incentive Compensation Plan (and any comparable future incentive compensation plans during the term of this Agreement) at a participation category of up to Eighty Percent (80%) of Executive's then current annual base salary, payable at the discretion of the Board of Directors of the Company.

         (c) Stock Options and Other Equity-Based Compensation. In connection with the execution of this Agreement, and subject to the approval of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), the Company will grant to Executive, effective as of the date approved by the Compensation Committee:

                  (i) stock options covering an aggregate of One Hundred Thousand (100,000) shares of the Company's Common Stock, vesting at the rate of one third (33.33%) per year over a three-year period beginning on the date of grant, of which (a) Twenty Five Thousand (25,000) will be granted pursuant to the Second Amended and Restated Per-Se Technologies, Inc. Non-Qualified Stock Option Plan, as amended (the



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                  "Executive Stock Option Plan"), and (b) Seventy Five Thousand
                  (75,000) will be granted as a non-plan inducement grant subject in all respects to the same terms and conditions as options granted under the Executive Stock Option Plan; and

(ii) a deferred payment in the amount of Two Hundred Thousand Dollars ($200,000), payment of which shall be deferred under the Per-Se Technologies, Inc. Deferred Stock Unit Plan (the "DSU Plan") and represented by deferred "stock units" (phantom stock) credited to Executive under the terms of the DSU Plan and payable in shares of the Company's Common Stock on a 1-for-1 basis. This bonus shall be considered an "Enhancement Bonus" under the DSU Plan and governed by the terms and conditions applicable to such bonuses, except that the amount thereof shall be considered unvested until the earlier of (i) the 3rd anniversary of the date of this Agreement or (ii) a Change in Control, and then fully vested thereafter.
                  .

         (d) Future Grants; Long-Term Incentive Plan. Executive shall be considered for additional grants of stock options or other equity-based compensation in a manner that is consistent with other members of senior management of the Company, including compensation under the Company's proposed 2006 Long-Term Incentive Plan, which will be submitted for approval by the stockholders of the Company at the Company's 2006 Annual Meeting; however, nothing in this Agreement shall give Executive a contractual right to receive such additional grants. Further, the Company has no obligation to Executive to create parity with any other Company employee or employees with respect to any stock options or other equity-based compensation granted to such other employees.

         (e) Other Benefits. Executive will be entitled to such fringe benefits as may be provided from time-to-time by the Company to members of its senior management, including, but not limited to, participation in the Company's 401(k) plan, group health insurance, life and disability insurance, vacations and any other fringe benefits, in each case as now or hereafter provided by the Company, if and when Executive meets the eligibility requirements for any such benefit (provided that Executive shall be entitled to not less than four (4) weeks of vacation time each year). The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Executive will be provided to Executive on a comparable basis.

         (f) Business Expenses. Executive will be reimbursed for all reasonable expenses incurred in the discharge of Executive's duties under this Agreement pursuant to the Company's standard reimbursement policies.

         (g) Withholding. The Company will deduct and withhold from the payments made to Executive under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

6. Non-Disclosure of Proprietary Information. Executive recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the


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         Company and its Subsidiaries and all physical embodiments thereof (as they may exist from time-to-time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its Subsidiaries' businesses. Executive further acknowledges that access to such Proprietary Information is essential to the performance of Executive's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Executive agrees that Executive shall hold in confidence all Proprietary Information and will not reproduce, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Executive make use of any such information for Executive's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company and its Subsidiaries) under any circumstances.

         For purposes of this Agreement, the term "Trade Secrets" means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which is not commonly known by or available to the public or generally known in the industry and (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term "Trade Secrets" does not include information that Executive can show by competent proof (i) was known to Executive and reduced to writing prior to disclosure by the Company (but only if Executive promptly notifies the Company of Executive's prior knowledge); (ii) was generally known to the public or generally known in the industry at the time the Company disclosed the information to Executive; (iii) became generally known to the public or generally known in the industry after disclosure by the Company through no act or omission of Executive; or (iv) was disclosed to Executive by a third party having a bona fide right both to possess the information and to disclose the information to Executive. The term "Confidential Information" means any information of the Company, other than trade secrets, which is valuable to the Company and not generally known to competitors of the Company. The provisions of this Section 6 will apply to Trade Secrets for so long as such information remains a trade secret and to Confidential Information during Executive's employment with the Company and for a period of two (2) years following any termination of Executive's employment with the Company for whatever reason.

         7.A. Non-Competition Covenant. During Executive's employment by the Company, Executive will be a member of the Company's senior management team and will regularly receive Proprietary Information regarding the Business. Executive agrees that, during his employment and for a period of two (2) years following any termination of Executive's employment for any reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of or on behalf of any other individual or entity, compete within the Geographical Area (as hereinafter defined). The term "compete" means to engage in, have



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         (except as set out below) any equity or interest in, or render services of any marketing, management, sales, or management consulting nature, directly or indirectly, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Executive at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation) any business that provides products or services that are the same or substantially similar to those of the Business. For purposes of this Agreement, the term "Geographical Area" means the territory located within a fifty
         (50) mile radius of the Company's headquarters location at 1145 Sanctuary Parkway, Suite 200, Alpharetta, GA 30004 or within the same distance of each facility of the Company or a Subsidiary for which Executive shall have management responsibility at the outset of the term of this Agreement. Executive acknowledges and agrees that he has the opportunity to become and is, in fact, aware of the locations of all such facilities; Executive acknowledges that he will be active in the management of all such facilities (including personal visits to some or all); and that the restrictions set forth in this subparagraph are reasonable and permit Executive to determine at the outset of the term of this Agreement those locations falling within the coverage of this subparagraph.

         7.B. Non-Solicitation of Clients Covenant. Executive agrees that during Executive's employment by the Company and for a period of two (2) years following the termination of Executive's employment for whatever reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to divert or solicit any individual or entity (i) who is a client of any Business operations for which Executive had management responsibility during Executive's employment with the Company ("Client"), or was actively sought thereby as a prospective client and (ii) with whom Executive had material contact or obtained Proprietary Information about within the last twelve (12) months of Executive's employment by the Company, to provide to such Clients or prospects products or services that are the same or substantially similar to those of the Business.

         7.C. Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 7 or Section 8 below shall sever any term of such Sections found to render such Sections unenforceable and shall replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. The parties agree that the Court shall likewise enforce all non-severed provisions. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law.

8. Non-Solicitation of Employees Covenant. Executive further agrees and represents that during Executive's employment by the Company and for a period of one (1) year following any termination of Executive's employment for whatever reason, Executive will not, directly or indirectly, on Executive's own behalf or in the service of, or on behalf of any other individual or entity, divert or solicit, or attempt to divert or solicit, to or for any individual or entity which is engaged in providing products or services that are the same or substantially


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         similar to those of the Business, any person employed by the Company or a Subsidiary, whether or not such employee is a full-time employee or temporary employee, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will, provided Executive had material contact with such employee within the last twelve (12) months of Executive's employment.

9. Existing Restrictive Covenants. Executive represents and warrants that Executive's employment with the Company does not and will not breach any agreement which Executive has with any former employer or other individual or entity to keep in confidence confidential information or not to compete with any such former employer. Executive will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by Executive.

10. Return of Proprietary Information. Executive acknowledges that as a result of Executive's employment with the Company, Executive will come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Executive acknowledges, warrants and agrees that Executive will return to the Company all such items and any copies or excerpts thereof, in any form or medium, and any other properties, files or documents obtained as a result of Executive's employment with the Company, immediately upon the termination of Executive's employment with the Company.

11. Proprietary Rights. During the course of Executive's employment with the Company, Executive may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Executive acknowledges and agrees that all such Inventions will be "works made for hire" under United States copyright law and will otherwise be and remain the sole and exclusive property of the Company. Executive also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Executive may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Executive further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Executive will not be obligated to assign to the Company any Invention made by Executive while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Executive is so obligated if the same relates to or is based on Proprietary Information to which Executive will have had access during and by virtue of Executive's employment or which arises out of work assigned to Executive by the Company. Executive will not be obligated to assign any



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         Invention which may be wholly conceived by Executive after Executive leaves the employ of the Company, except that Executive is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Executive is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Executive prior to Executive's employment with the Company.

12. Remedies. Executive agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond. Executive further agrees and acknowledges that, for the purpose of such covenants and agreements and any such remedy, the Subsidiaries of the Company shall be express third-party beneficiaries with a protectable interest and independent right to enforce such provisions in order to protect the business interests of such Subsidiaries.

13. Notices. Any notice or under this Agreement shall be in writing and shall be sufficient if sent by hand delivery, registered or certified mail, or commercial overnight delivery service addressed to the respective parties as follows:

         If to the Company:                          If to Executive:

         Per-Se Technologies, Inc.                   Stephen M. Scheppmann
         1145 Sanctuary Parkway                      3610 Schooner Ridge
         Suite 200                                   Alpharetta, GA  30005
         Alpharetta, GA  30004
         Attn: Chief Executive Officer
         copy to: General Counsel

         or such other address or agent as may be hereafter designated in writing by either party hereto. All such notices shall be deemed given on the date personally delivered (if by hand delivery) or when deposited for mail delivery. All notices sent by other forms of delivery will be effective upon receipt.

14. Severability. Subject to the application of Section 7(C) to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.


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15.      Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

16. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.

17. Assignment. This Agreement is one for personal services and will not be assigned by Executive. The Company may assign this Agreement to any of its subsidiaries or affiliated companies, provided that the parent or any subsidiary or affiliate fulfills the obligations of the Company under this Agreement.

18. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Georgia, and any and all disputes arising under the terms of this Agreement shall be resolved in a court of competent jurisdiction in the State of Georgia, the parties consenting to personal jurisdiction and venue of the courts of such State. Notwithstanding the foregoing, any dispute related to enforcement or interpretation of Section 7 or Section 8 of this Agreement shall be resolved in a court of competent jurisdiction located in the state of residence of the Executive as set out above, and the parties hereby consent to the personal jurisdiction and venue of the courts of such State; such courts shall serve as the exclusive forum for resolution of any such disputes.

19. Indemnification. Executive shall be entitled to indemnification by the Company as provided for in the Company's Restated Certificate of Incorporation and Restated By-laws, as amended, and to such greater extent, if any, as may in the future be provided by the Company to its executive officers pursuant to separate indemnification agreements.

20. Surviving Terms. Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive any termination of this Agreement.

21. Conditions Precedent. This Agreement shall not be effective until duly executed by Executive and by the Chairman, President and Chief Executive Officer of the Company.

22. Code Section 409A. Notwithstanding anything in the Agreement to the contrary, to the extent that any amount or benefit that would constitute "deferred compensation" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") would otherwise be payable or distributable under the Agreement by reason of the Executive's separation from service, then, to the extent necessary to comply with Code Section 409A (as determined by the Company acting in good faith), such amount or benefit will not be payable or distributable to Executive by reason of such circumstance until the six
         (6) month anniversary of such separation from service.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

         COMPANY:                                     EXECUTIVE:



         By: /s/ PHILIP M. PEAD                       /s/ STEPHEN M. SCHEPPMANN
             -----------------------------            -------------------------
             Philip M. Pead                           Stephen M. Scheppmann
             Chairman, President
             and Chief Executive Officer



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                                    EXHIBIT A

                                   INVENTIONS






         Executive represents that there are no Inventions.



                                                                SMS
                                                        --------------------
                                                        Executive's Initials







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